Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS SECOND QUARTER 2023 RESULTS AND RECENT DEVELOPMENTS

Completed $270 Million in New Investments in Q2

Repaid a $350 Million Debt Maturity in Q3

HUNT VALLEY, MARYLAND – August 2, 2023 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended June 30, 2023.

SECOND QUARTER 2023 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $62 million, or $0.25 per common share, compared to $92 million, or $0.38 per common share, for the same period in 2022.
●	Nareit Funds From Operations (“Nareit FFO”) for the quarter of $155 million or $0.63 per common share, on 246 million weighted-average common shares outstanding, compared to $161 million, or $0.66 per common share, on 243 million weighted-average common shares outstanding, for the same period in 2022.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $183 million, or $0.74 per common share, compared to $185 million, or $0.76 per common share, for the same period in 2022.
●	Funds Available for Distribution (“FAD”) for the quarter of $173 million, or $0.70 per common share, compared to FAD of $172 million, or $0.71 per common share, for the same period in 2022.
●	Completed $129 million in real estate acquisitions.
●	Invested $124 million in real estate loans and other loans and investments.
●	Funded $17 million in capital renovation and construction-in-progress projects.
●	Sold 10 facilities for $45 million in cash proceeds, generating a $12 million gain.
●	Declared a $0.67 per share quarterly cash dividend on common stock to be paid in August.
●	Repaid $350 million of senior unsecured notes due August 1, 2023.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “Our second quarter financial performance exceeded our expectations.  While we had expected a strong sequential improvement in FAD, as some restructured operators returned to paying rent, this was augmented by unanticipated additional rent payments from some operators on a cash-basis.  To the extent that these incremental rents are not received in the third quarter, FAD may decline from its second quarter level.  However, longer term, we believe our second quarter FAD highlights the earnings potential of the Company once these restructurings are concluded.”

Mr. Pickett continued, “The operating backdrop continues to improve, with occupancy increasing and the tight labor market slowly moderating.  As a result, EBITDAR coverage, excluding CARES Act support, for the first quarter of 2023 ticked up to 1.15x, its highest level in 3 years.  At the same time, the acquisition pipeline continues to improve, with the team closing $270 million of transactions in the quarter.”

Mr. Pickett concluded, “While both corporate and industry metrics are improving, the industry is still on the road to recovery and remains quite fragile.  As such, it is vital that both federal and state efforts continue to support an industry that proved so integral to protecting the aging and vulnerable during the pandemic.  In particular, we remain hopeful that any federal minimum staffing requirement would be thoughtfully constructed, balancing the focus on resident care with the labor challenges and funding needs facing the industry.”

SECOND QUARTER 2023 RESULTS

Revenues – Revenues for the quarter ended June 30, 2023 totaled $250.2 million, an increase of $5.5 million over the same period in 2022. The increase primarily resulted from (i) timing of operator restructurings and transitions and (ii) revenue from new investments completed throughout 2022 and 2023. The increase was partially offset by a decrease in revenue from (i) asset sales completed throughout 2022 and 2023 and (ii) operators placed on a cash basis of revenue recognition in the last year.

Expenses – Expenses for the quarter ended June 30, 2023 totaled $201.4 million, an increase of $27.2 million over the same period in 2022. The increase primarily resulted from (i) a $14.5 million unfavorable change in provision for credit losses, (ii) a $13.4 million increase in impairment on real estate properties, (iii) a $2.0 million increase in stock-based compensation expense and (iv) a $1.3 million increase in general and administrative (“G&A”) expense, partially offset by (i) a $3.5 million decrease in acquisition, merger and transition related costs and (ii) a $1.2 million decrease in depreciation and amortization expense related to facilities sold and facilities reclassified as held for sale.

Other Income and Expense – Other income for the quarter ended June 30, 2023 totaled $13.3 million, a decrease of $7.5 million over the same period in 2022. The decrease resulted from a decrease in gain on assets sold.

Net Income – Net income for the quarter ended June 30, 2023 totaled $61.5 million, a decrease of $30.4 million over the same period in 2022. The decrease primarily resulted from the aforementioned (i) $27.2 million increase in expenses and (ii) $7.5 million decrease in other income and expense, partially offset by a $5.5 million increase in total revenue.

FINANCING ACTIVITIES

Dividend Reinvestment and Common Stock Purchase Plan and ATM Program – The following is a summary of the 2023 quarterly common shares issued under the Dividend Reinvestment and Common Stock Purchase Plan and ATM Program through June 30:

	Dividend Reinvestment and Common Stock Purchase Plan for 2023
	(in thousands, except price per share)

	Q1	Q2	Total
Number of shares	82	77	159
Average price per share	$27.88	$29.30	$28.57
Gross proceeds	$2,278	$2,252	$4,530

	At-the-Market Program for 2023
	(in thousands, except price per share)

	Q1	Q2	Total
Number of shares	—	6,529	6,529
Average price per share	$—	$30.54	$30.54
Gross proceeds	$—	$199,397	$199,397

$350 Million Note Repayment – On August 1, 2023, the Company repaid its $350 million 4.375% senior notes that matured on August 1, 2023, from invested cash balances. The Company had $351 million in cash at June 30, 2023.

2023 SECOND QUARTER PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

LaVie – As previously disclosed, in the first quarter of 2023, Omega agreed to allow LaVie to defer up to $19.1 million (or 66% of contractual rent) from January 2023 through April 2023. During the second quarter of 2023, LaVie paid, and Omega recorded, $16.9 million in rent ($2.5 million for April and $7.2 million for both May and June) in accordance with the restructuring terms. Restructuring discussions, including the sale and release of additional facilities, are still ongoing, and the Company anticipates the additional restructuring activity to be completed in the next several months. In July 2023, LaVie paid $2.5 million of rent, and the Company expects LaVie will continue to pay $2.5 million per month, until the additional restructuring activities are completed.

Healthcare Homes – As previously disclosed, during the fourth quarter of 2022, the Company agreed to allow Healthcare Homes Limited (“Healthcare Homes”), a United Kingdom (“U.K.”) based operator, to defer £6.7 million (or $8.2 million) of contractual rent from January 2023 through April 2023 with regular payments to resume in May 2023. Healthcare Homes resumed full contractual rental payments in May 2023 and the Company received $4.4 million in rent in the second quarter of 2023. Healthcare Homes paid its full contractual rent and interest of $2.2 million for July 2023.

Agemo – As previously disclosed, in the first quarter of 2023, the Company entered into a restructuring agreement with Agemo. In accordance with the agreement, Agemo resumed making rent and interest payments during the second quarter of 2023. During the second quarter of 2023, the Company recorded $6.6 million in income related to Agemo (on a cash basis for revenue recognition) consisting of $5.8 million of contractual rent payments received (recorded as rental income) and $0.8 million for two months of interest payments received (recorded as a recovery against provision for credit losses). Additionally, Agemo paid full contractual rent and interest of $2.3 million in July 2023.

Maplewood – During the second quarter of 2023, Maplewood short-paid its June contractual rent by $1.0 million. As Maplewood is on a cash basis for revenue recognition, the Company recorded only the $16.3 million of cash received as rental income in the second quarter. In July, Maplewood again short-paid its contractual rent by $1.0 million. The Company is taking actions to preserve its rights and is in discussions with Maplewood to address the deficiency. In August, the Company drew $2.0 million on a $4.8 million Maplewood security deposit.

Portfolio Transitions – The portfolios of the Company’s previously disclosed 2.4% operator, 2.2% operator, and the two smaller operators referred to last quarter were re-leased to third party operators in the first four months of 2023.

New Investments:

The following table presents real estate investment activity:

	Three Months Ended		Six Months Ended
Real Estate Investment Activity ($000's)	June 30, 2023		June 30, 2023
	$ Amount	%	$ Amount	%
Real property	$128,544	47.6%	$154,923	49.6%
Construction-in-progress	9,880	3.7%	15,848	5.1%
Capital expenditures	7,350	2.7%	12,775	4.1%
Real estate loans receivable	82,296	30.5%	87,296	27.9%
Other	41,746	15.5%	41,746	13.3%
Total	$269,816	100.0%	$312,588	100.0%

$219 Million in Real Estate and Loan Investments – On April 14, 2023, the Company acquired four SNFs in West Virginia for $114.8 million and leased them to an existing operator. The four SNFs were added to the master lease of the operator with an initial annual cash yield of 9.5%, with 2.5% annual escalators. Concurrent with the acquisition, the Company loaned an additional $104.6 million to the operator, primarily for the purpose of financing the operator’s purchase of 13 additional West Virginia SNFs. The loans have a yield of 12.0%.

$14 Million Real Estate Acquisition – On May 1, 2023, the Company acquired one SNF in West Virginia for $13.7 million and leased it to an existing operator. The SNF was added to the master lease of the operator with an initial annual cash yield of 10%, with 2.5% annual escalators.

$10 Million Mezzanine Loan – On June 30, 2023, the Company entered into a $10.0 million mezzanine loan with an existing operator. The mezzanine loan bears interest at a fixed rate of 11% per annum and matures on June 30, 2028.

Asset Sales and Impairments:

$45 Million in Asset Sales – In the second quarter of 2023, the Company sold 10 facilities (five previously classified as held for sale) for $44.7 million in cash, recognizing a gain of $12.2 million.

Impairments and Assets Held for Sale – During the second quarter of 2023, the Company recorded a $21.1 million net impairment charge to reduce the net book value of four facilities to their estimated fair value.

As of June 30, 2023, the Company had one facility classified as assets held for sale, totaling $1.4 million in net book value.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information, and it is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended March 31, 2023	53.0%	31.8%	15.2%
Three-months ended December 31, 2022	54.3%	31.4%	14.3%
Three-months ended September 30, 2022	53.4%	31.5%	15.1%
Three-months ended June 30, 2022	53.5%	31.5%	15.0%
Three-months ended March 31, 2022	51.0%	35.8%	13.2%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue. For non-core definition, see Second Quarter 2023 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended March 31, 2023	78.0%	1.44x	1.10x
Twelve-months ended December 31, 2022	77.0%	1.38x	1.04x
Twelve-months ended September 30, 2022	76.2%	1.37x	1.04x
Twelve-months ended June 30, 2022	75.8%	1.39x	1.06x
Twelve-months ended March 31, 2022	75.1%	1.44x	1.10x

(1)	Excludes facilities considered non-core.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

BALANCE SHEET AND LIQUIDITY

As of June 30, 2023, the Company had $5.3 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.23%. The Company’s indebtedness consisted of an aggregate principal amount of $4.9 billion of senior unsecured notes, a $50.0 million unsecured term loan, $360.8 million of secured debt and $20.3 million of borrowings outstanding under its unsecured revolving credit facility. As of June 30, 2023, total cash and cash equivalents were $350.7 million, and the Company had $1.4 billion of undrawn capacity under its unsecured revolving credit facility.

During the second quarter of 2023, the Company terminated its five forward starting swaps with $400 million in aggregate notional value and received $92.6 million in a net cash settlement from the counterparties.

DIVIDENDS

On July 20, 2023, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid August 15, 2023, to common stockholders of record as of the close of business on July 31, 2023.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Second Quarter 2023 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, August 3, 2023, at 10 a.m. Eastern time to review the Company’s 2023 second quarter results and current developments. Analysts and investors within the U.S. interested in participating are invited to call (877) 407-9124. The international toll-free dial-in number is (201) 689-8584. Ask the operator to be connected to the “Omega Healthcare’s Second Quarter 2023 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 2Q Earnings Call” hyper-link on the “Investors” page of Omega’s website. Webcast replays of the call will be available on Omega’s website for a minimum of two weeks following the call. Additionally, a copy of the earnings release will be available in the “Financial Info” section and “SEC Filings” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the long-term impacts of the Novel coronavirus (“COVID-19”) pandemic on our business and the business of our operators, including without limitation, the termination of the federally declared public health emergency and related government and regulatory support on May 11, 2023, the levels of staffing shortages, increased costs and decreased occupancy experienced by operators of skilled nursing facilities (“SNFs”) and assisted living facilities (“ALFs”) arising from the pandemic, the ability of our operators to comply with infection control and vaccine protocols and to manage facility infection rates or future infectious diseases, and the sufficiency of government support and reimbursement rates to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to Omega; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of Omega’s operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates or the impact of inflation; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,398,122	$7,347,853
Land	928,318	923,605
Furniture and equipment	499,102	499,902
Construction in progress	107,983	88,904
Total real estate assets	8,933,525	8,860,264
Less accumulated depreciation	(2,444,149)	(2,322,773)
Real estate assets – net	6,489,376	6,537,491
Investments in direct financing leases – net	8,995	8,503
Real estate loans receivable – net	1,096,806	1,042,731
Investments in unconsolidated joint ventures	191,667	178,920
Assets held for sale	1,400	9,456
Total real estate investments	7,788,244	7,777,101
Non-real estate loans receivable – net	227,916	225,281
Total investments	8,016,160	8,002,382

Cash and cash equivalents	350,691	297,103
Restricted cash	5,820	3,541
Contractual receivables – net	8,837	8,228
Other receivables and lease inducements	200,650	177,798
Goodwill	643,862	643,151
Other assets	178,013	272,960
Total assets	$9,404,033	$9,405,163

LIABILITIES AND EQUITY
Revolving credit facility	$20,342	$19,246
Secured borrowings	360,775	366,596
Senior notes and other unsecured borrowings – net	4,905,761	4,900,992
Accrued expenses and other liabilities	304,563	315,047
Total liabilities	5,591,441	5,601,881

Equity:
Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 240,991 shares as of June 30, 2023 and 234,252 shares as of December 31, 2022	24,099	23,425
Additional paid-in capital	6,526,367	6,314,203
Cumulative net earnings	3,534,199	3,438,401
Cumulative dividends paid	(6,501,899)	(6,186,986)
Accumulated other comprehensive income	41,353	20,325
Total stockholders’ equity	3,624,119	3,609,368
Noncontrolling interest	188,473	193,914
Total equity	3,812,592	3,803,282
Total liabilities and equity	$9,404,033	$9,405,163

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues
Rental income	$215,013	$207,538	$400,114	$420,884
Real estate tax and ground lease income	4,088	3,890	8,064	7,427
Income from direct financing leases	254	256	508	512
Real estate loans interest income	23,979	28,639	47,376	57,567
Non-real estate loans interest income	5,253	2,735	10,276	4,950
Miscellaneous income	1,600	1,591	2,051	2,624
Total revenues	250,187	244,649	468,389	493,964

Expenses
Depreciation and amortization	82,018	83,207	163,210	165,959
General and administrative	12,854	11,562	24,268	20,720
Real estate tax and ground lease expense	4,423	4,084	8,788	8,054
Stock-based compensation expense	8,806	6,846	17,550	13,706
Acquisition, merger and transition related costs	423	3,960	1,062	5,473
Impairment on real estate properties	21,114	7,695	60,102	11,206
Provision (recovery) for credit losses	12,967	(1,563)	8,910	261
Interest expense	55,525	55,121	110,818	110,073
Interest – amortization of deferred financing costs	3,251	3,251	6,504	6,444
Total expenses	201,381	174,163	401,212	341,896

Other income (expense)
Other income (expense) – net	1,029	(4,407)	3,749	(4,862)
Loss on debt extinguishment	—	(7)	(6)	(13)
Gain on assets sold – net	12,243	25,180	25,880	138,817
Total other income	13,272	20,766	29,623	133,942

Income before income tax expense and income from unconsolidated joint ventures	62,078	91,252	96,800	286,010
Income tax expense	(1,626)	(1,119)	(334)	(2,344)
Income from unconsolidated joint ventures	1,069	1,782	1,900	3,405
Net income	61,521	91,915	98,366	287,071
Net income attributable to noncontrolling interest	(1,665)	(2,448)	(2,568)	(7,997)
Net income available to common stockholders	$59,856	$89,467	$95,798	$279,074

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.25	$0.38	$0.41	$1.17
Diluted:
Net income available to common stockholders	$0.25	$0.38	$0.40	$1.17
Dividends declared per common share	$0.67	$0.67	$1.34	$1.34

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net income (1)	$61,521	$91,915	$98,366	$287,071
Deduct gain from real estate dispositions	(12,243)	(25,180)	(25,880)	(138,817)
Add back loss from real estate dispositions of unconsolidated joint ventures	—	253	—	253
Sub-total	49,278	66,988	72,486	148,507
Elimination of non-cash items included in net income:
Depreciation and amortization	82,018	83,207	163,210	165,959
Depreciation - unconsolidated joint ventures	2,743	2,735	5,427	5,631
Add back provision for impairments on real estate properties	21,114	7,695	60,102	11,206
Nareit funds from operations (“Nareit FFO”)	$155,153	$160,625	$301,225	$331,303

Weighted-average common shares outstanding, basic	236,233	235,847	235,594	237,687
Restricted stock and PRSUs	2,893	707	2,139	835
Omega OP Units	6,974	6,772	6,912	6,919
Weighted-average common shares outstanding, diluted	246,100	243,326	244,645	245,441

Nareit funds from operations available per share	$0.63	$0.66	$1.23	$1.35

Adjustments to calculate adjusted funds from operations:
Nareit FFO	$155,153	$160,625	$301,225	$331,303
Add back:
Non-cash provision for credit losses	15,409	633	13,968	3,188
Stock-based compensation expense	8,806	6,846	17,550	13,706
Non-recognized cash interest	2,322	—	4,418	—
Non-recurring expense	1,893	3,000	1,893	3,000
Uncollectible accounts receivable (2)	901	11,654	13,401	14,805
Acquisition, merger and transition related costs	423	3,960	1,062	5,473
Loss on debt extinguishment	—	7	6	13
Deduct:
Non-recurring revenue	(1,500)	(1,341)	(10,315)	(2,562)
Unconsolidated JV related non-recurring revenue	(178)	—	(178)	—
Adjusted funds from operations (“AFFO”) (1)(3)	$183,229	$185,384	$343,030	$368,926

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,222	$2,222	$4,446	$4,386
Capitalized interest	(991)	(765)	(1,899)	(1,484)
Non-cash revenue	(11,624)	(14,735)	(25,719)	(37,798)
Funds available for distribution (“FAD”) (1)(3)	$172,836	$172,106	$319,858	$334,030

(1)	The three and six months ended June 30, 2023 includes the application of $0.3 million and $5.5 million, respectively, of security deposits (letters of credit and cash deposits) in revenue. The three and six months ended June 30, 2022 includes the application of $1.4 million and $4.7 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	The six months ended June 30, 2023 includes a $12.5 million lease inducement write-off recorded as a reduction to rental income related to the Maplewood option termination fee. All other amounts represent straight-line accounts receivable write-offs also recorded as a reduction to rental income.
(3)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted shown above.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), cash interest received but not included in revenue, non-recognized cash interest, severance, legal reserve expenses, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.